Exhibit 10.1

WACHOVIA BANK

September 18, 2006

Mr. A. Roger Guimond
Chief Financial Officer
1st Franklin Financial Corporation
213 East Tugalo St.
Toccoa, GA 30677

RE:

Amended and Restated Line of Credit Promissory Note between 1st Franklin Financial Corporation (“Borrower”) and Wachovia Bank, National Association, successor by merger of SouthTrust Bank (“Wachovia”) in the principal amount of $30,000,000 dated September 24, 2004, including any amendments to date (the “Note”).

Loan Agreement between Borrower and Wachovia dated September 25, 2001, including any amendments to date (the “Loan Agreement”).

Obligor # 3031003436, Obligation # 1732353

Dear Roger:

Wachovia has agreed to extend the term of the Note, which will mature on September 25, 2006. Accordingly, this letter shall constitute Wachovia’s agreement and formal notice to you, as follows:

Extension.  Wachovia hereby extends, on the same terms and conditions as presently in effect, the maturity date of the Note, and the Commitment Period of the Loan Agreement, to November 25, 2006, at which time the outstanding principal balance, accrued interest and all other amounts due under the Note and Loan Agreement shall become due and payable.  All periodic payments required under the Note and Loan Agreement shall continue to be made during this extension period.

No Other Changes.  Extension of the maturity date and Commitment Period as stated herein is the only change to the Note and Loan Agreement.  Except as extended by this letter, the Note and Loan Agreement shall continue in full force and effect.  Should you have any questions, do not hesitate to call.

Very truly yours,

Wachovia Bank, National Association

By: /s/ Kristen S. Lambert
Kristen S. Lambert
Vice President

Accepted and agreed to on behalf of Borrower as of this 18th day of September, 2006.

By: /s/ A. Roger Guimond
A. Roger Guimond
Executive Vice President and Chief Financial Officer